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                                  EXHIBIT 20.1
                    [LETTERHEAD OF METRO-GOLDWYN-MAYER INC.]

For immediate release              Contact:  Craig Parsons
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August 19, 1998                        (310) 449-3660


               METRO-GOLDWYN-MAYER INC. AMENDS PROPOSED RIGHTS
                 OFFERING; INCREASES OFFERING TO $500 MILLION

     Santa Monica, CA -- Metro-Goldwyn-Mayer Inc. (NYSE:MGM) announced today that its Board of Directors has voted to amend the size of its proposed rights offering, increasing it from $250 million to $500 million.

     On August 5, 1998, the Company filed a registration statement, which will now be amended, with the Securities and Exchange Commission in connection with a rights offering pursuant to which the Company's stockholders will receive transferable rights to purchase shares of the Common Stock of the Company at a customary discount to its market price, to be determined on the date the registration statement becomes effective. The record date for the distribution of the rights has yet to be determined by the Board.

     Tracinda Corporation, MGM's principal stockholder, has advised the Company that it intends to fully support the rights offering and has advised the Company that it is willing to acquire any shares not subscribed for by other stockholders.


                                     -more-

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Page 2  Right Offering Increase

     As announced by Tracinda Corporation and Seven Network Ltd. today, Tracinda has agreed to purchase all of Seven's shares in the Company for a price of $24 per share, or an aggregate of $389 million. The transaction will settle on September 1, 1998.

     Frank G. Mancuso, Chairman of the Board and Chief Executive Officer, stated, "The increase in the size of our rights offering, together with the purchase of Seven's interest in the Company, demonstrate the tremendous commitment that Kirk Kerkorian and Tracinda have for MGM. This level of commitment is rare in any business and we are grateful for this strong relationship. At the same time, we appreciate the support from Kerry Stokes and Seven Network over the past two years."

     Metro-Goldwyn-Mayer Inc. is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, licensed merchandise, a 4,000-title film library, a 6,700-title home video library, and a significant television library. The Company's operating units include MGM Pictures, United Artists Pictures, Orion Pictures, Goldwyn Films, MGM Worldwide Television Group, MGM Distribution Co., MGM Home Entertainment and Consumer Products Group, MGM Music, and MGM Interactive, among others. For more information on MGM, visit the MGM Online at http://www.mgm.com.

     The registration statement filed with respect to the rights offering has not yet become effective. The securities referenced herein may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

                                    -more-

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Page 3 -- Rights Offering Increase

     This news release contains forward-looking statements that are based upon the company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ material. These risks and uncertainties include factors described in the company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in forward-looking information, the inclusion of such information should not be regarded as a representation by the company or any other person that the company's objectives or plans will be realized.

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